CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 30, 2011 on the financial statements of Dreman High Opportunity Fund, Dreman Contrarian Mid Cap Value Fund, Dreman Contrarian Small Cap Value Fund, Dreman Market Over-Reaction Fund, Dreman Contrarian International Value Fund and Dreman Contrarian Value Equity Fund, each a diversified series of Dreman Contrarian Funds, as of October 31, 2011 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Dreman Contrarian Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd. Westlake, Ohio February 28, 2012